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                                                                    EXHIBIT 7.6
                               GREGORY M. SHEPARD
                                 ATTORNEY AT LAW
                              15 Country Club Place
                              Bloomington, IL 61701
                 Tel.: 309-827-5968 E-mail: gshepard2000@aol.com


June 3, 2003

Board of Directors
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio  43215-3976

Board of Directors
State Automobile Mutual Insurance Company
518 East Broad Street
Columbus, Ohio  43215-3976

Attention:  Mr. Robert H. Moone, Chairman & CEO

Gentlemen:

I wish to reiterate my desire to meet with the State Auto Mutual ("Mutual") board of directors and the State Auto Financial Corporation ("STFC") board of directors to explain why my offer is in the best interests of the STFC shareholders and to negotiate a transaction. Please contact me to arrange a meeting.

I see from your press release dated May 30, 2003, that there is to be a special meeting of the board of directors of State Auto Mutual this week. I trust that there will also be a special meeting of the board of directors of State Auto Financial Corporation, as STFC's shareholder interests are different than the Mutual's interests. In particular, I trust there will be a meeting of STFC's special independent committee, along with separate independent legal and financial advisors, to consider my proposal from the STFC stockholders' perspective.

If you elect to reject my offer, I would like to see, as I'm sure all STFC shareholders would, written reports from the independent committees of both boards who assessed and evaluated my offer. Given the spirit of Sarbanes-Oxley and the myriad of potential and actual conflicts between Mutual and STFC shareholders, I trust that Mutual and STFC will have separate independent counsel and financial advisors, in addition to separate advisors for the two independent committees. Please respond to me by June 13, 2003. Thank you.

Very truly yours,

/s/ Gregory M. Shepard
Gregory M. Shepard